For Immediate Release

                         Dialysis Corporation of America

                              ANNOUNCES A STOCK SPLIT

Hanover, Maryland, January 16, 2004 - Dialysis Corporation of America (Nasdaq-DCAI) announces that the board of directors has declared a two-for-one stock split with respect to the company's 3,968,772 shares of outstanding common stock, $.01 par value. The record date upon which the stock split will take place is Wednesday, January 28, 2004. The distribution date for the mailing of the new certificates of common stock is February 9, 2004.

The split will increase the outstanding shares of common stock to 7,937,544 shares of which the public float will be approximately 2,200,000 shares. It is hoped that the increased float will encourage more interest in the company and its securities, as well as enhance the trading volume.

This release contains forward-looking statements that are subject to risks and uncertainties, including, among others, certain delays beyond the company's control with respect to future business events, its continued growth, the highly competitive environment in the dialysis treatment industry, the extent of the trading volume and the volatility and character of the market price of the company's securities, and other risks detailed in the company's annual report on Form 10-K, and from time to time in the company's other filings with the Securities and Exchange Commission.

CONTACT: For more information regarding the stock split, contact Thomas K. Langbein, Chairman of the Board, Dialysis Corporation of America, 777 Terrace Avenue, Hasbrouck Heights, New Jersey 07604, telephone: (201) 288-8222.